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                                                            EXHIBIT 99.d(ii)(uu)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of February 9, 2004 by and between AMR Investment Services, Inc., a Delaware corporation (the "Manager"), and Morgan Stanley Investment Management Inc. (formerly Morgan Stanley Dean Witter Investment Management Inc.) (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      Whereas, the Manager and the Adviser entered into an Investment Advisory Agreement dated July 31, 2000, as subsequently amended on January 1, 2003 and September 1, 2003 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

      Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1.    Amendment.

            Section 2 of the Agreement is hereby deleted and replaced with the following:

                  "2. Portfolio Transactions. The Adviser is authorized to
            select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio's assets designated to the Adviser ("Adviser's Assets") to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio's registration statement as applied solely to the Adviser's Assets. The Adviser shall not consult with any other investment sub-adviser of the Portfolio or a sub-adviser to a portfolio that is under common control with the Portfolio concerning transactions for the Portfolio in securities or other assets, except as permitted by Rule 12d3-1 of the Investment Company Act of 1940, as amended."

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

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      3.    Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 9th day of February, 2004.

MORGAN STANLEY INVESTMENT                       AMR INVESTMENT SERVICES, INC.
MANAGEMENT INC.

By: ______________________________           By: ______________________________
     Jacqueline M. Carr                              William F. Quinn
     Executive Director                              President

Address:                                   Address:
1221 Avenue of the Americas                4151 Amon Carter Blvd., MD 2450
New York, NY 10020                         Ft. Worth, TX 76155
Attn: Stefanie Chang                       Attn: William F. Quinn
Fax: (212) 762-7326                        Fax: (817) 963-3902

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